Exhibit 99.1

Certain information with respect to Great Lakes Dredge & Dock Corporation to be disclosed to prospective private placement purchasers and not previously reported.

Our Company

Our December 31, 2010 acquisition of L.W. Matteson, Inc. (“Matteson”) expands our service offering into inland, river and environmental dredging. Dredging services represented approximately 91% of our revenues for the latest twelve months ended September 30, 2010, which we refer to as the LTM period.

In addition to our strength in dredging, we provide specialized demolition services and have extensive experience operating in our core New England market, primarily Massachusetts. We have leveraged our strength in this region by recently expanding into the New York market. Our demolition business is a leader in its core market with long-standing customer relationships amongst a diverse group of customers, including: general contractors, corporations, universities, hospitals, and local government and municipal agencies.

We are focused on exploring further diversification through expansion into (i) additional domestic dredging services such as inland dredging, environmental dredging, and levee repair and maintenance, (ii) other international dredging markets, (iii) more U.S. state and local demolition markets and (iv) other complementary services and businesses that enhance or support our current business. We believe our expertise in U.S. dredging and demolition positions us well to capitalize on opportunities to profitably grow in adjacent markets.

Our revenues and EBITDA for the LTM period were $675 million and $95 million, respectively. As of December 31, 2010, our contract backlog totaled approximately $360 million, including Matteson’s backlog. Along with achieving significant revenue growth, we have also enhanced profitability through increased utilization rates and a focus on improving operating efficiencies. Our EBITDA margin was 14.1% for the LTM period versus 9.5% in fiscal 2008. We believe there is additional opportunity to further increase margins as we continue to grow and diversify our business.

Our fleet consists of 26 dredges, of which 10 are deployed internationally, 21 material transportation barges, and over 130 other specialized support vessels. We currently estimate the replacement cost of our entire fleet to be in excess of $1.5 billion. This does not include the assets purchased through the Matteson acquisition.

We have experienced an average combined bid market share in the U.S. of 42% over the past four years. Over the last three years, foreign contracts accounted for an average of 30% of our total dredging revenues, although in 2010 it decreased to approximately 13% of LTM dredging revenues.

As of December 31, 2010, our contract backlog totaled approximately $360 million, including Matteson’s backlog. As of December 31, 2010, our total dredging segment backlog was approximately $280 million, including Matteson’s backlog, compared to $366 million as of December 31, 2009. As of December 31, 2010, our demolition segment backlog was approximately $80 million, compared to $16 million as of December 31, 2009.

Competitive Strengths

We believe the following competitive strengths have allowed us to develop and maintain our preeminent market position within the domestic dredging industry and drive revenue growth, improve margins and position us to take advantage of future growth opportunities:

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Leading market position. We are the largest provider of dredging services in the United States, winning approximately 42% of our bid market over the last four years. Our consistent #1 position in the domestic dredging market has provided us with industry leading operational expertise, allowing us to capitalize on significant market growth opportunities and pursue adjacent markets which leverage our core competencies.

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Favorable competitive dynamics. We benefit from numerous federal statutes, including the Merchant Marine Act of 1920 (commonly known as the “Jones Act”) and the Foreign Dredging Act of 1906, which effectively block foreign competitors from entering the domestic dredging market, while limiting industry overcapacity and allowing us to maintain high utilization rates. In addition, high capital costs and fleet expansion time serve as impediments to new competitors entering the market or existing competitors wanting to quickly expand their fleets.

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Highly fragmented inland and river dredging and demolition markets. The competitive landscape in these areas is highly fragmented. In addition, the demolition market is typically regionally defined with many privately held businesses operating within each region. As our key markets consolidate, we are well-positioned to potentially acquire smaller privately-held operators at favorable prices.

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Largest and most diverse U.S. dredging fleet. Our fleet consists of 26 dredges, 21 material transportation barges, and over 130 other specialized support vessels strategically positioned around the world. Our fleet has an estimated replacement cost of approximately $1.5 billion. This does not include the assets purchased pursuant to the Matteson acquisition. Few competitors maintain a fleet of our size and diversity. The sophisticated software and technical capabilities installed in our vessels help further drive our market leadership.

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Proprietary and proven project costing methodologies. We have assembled an extensive database of dredging production projects and past bidding results, which has resulted in proprietary costing methodologies, providing us with a clear advantage in estimating and more precisely bidding on new work. On average, our operating leadership has over 28 years of experience analyzing, budgeting and bidding for new projects.

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International exposure. We are the only U.S. dredger with a significant foreign presence, providing us with a positive natural hedge against cyclicality in domestic markets. Historically, we have operated in the Middle East, Africa, India, the Caribbean and Central America. Most recently, we have focused our efforts on opportunities in the Middle East and Brazil. As a percentage of revenues, foreign operations have ranged from 13% to 36% from 2007 to 2010. Since the majority of our fleet is U.S. flagged, we have the ability to efficiently redeploy vessels across the globe as demand fluctuates between U.S. and foreign markets.

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Strong and stable backlog. Our substantial backlog of uncompleted dredging and demolition work provides us with visibility into our future performance. As of December 31, 2010, our aggregate contracted backlog totaled approximately $360 million, including Matteson’s backlog. This level of backlog is consistent with historical levels. We believe the backlog figures are firm, subject only to cancellation provisions contained in the various contracts. Historically, we have not experienced any meaningful dredging project cancellations. In certain circumstances (e.g., weather related, multi-staged contractor situations, etc.) projects can be delayed, however, in these circumstances the contract typically rolls forward and the revenue remains on the backlog until the project begins.

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New management team. Our new management team has a focused strategy aimed at leveraging our competitive strengths, enhancing operational performance and pursuing new areas of growth. This new management team is led by Jonathan Berger, our Chief Executive Officer, and Bruce Biemeck, our President and Chief Financial Officer. Both Mr. Berger and Mr. Biemeck were members of our Board of Directors prior to joining our senior management team. The average industry experience level of our senior management team is over 20 years.

Our Business Strategy

We intend to continue to grow contract revenues and cash flows and strengthen our competitive position worldwide by continuing to execute the following strategies:

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Build upon our preeminent position in the U.S. dredging market. Since 2006, we have deployed approximately $125 million in growth capital expenditures and are well-positioned to cost-effectively bid on most upcoming dredging projects. We will continue to both defend this existing market position and seek to improve upon it by effectively winning new contract awards and deploying our fleet in a cost-effective manner. We may continue to expand capacity depending on market conditions.

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Enhance our operating capabilities via prudent and cost-effective investments and asset management. We continue to improve proprietary costing, technical, and vessel construction and retrofitting capabilities, which have in the past resulted in increased efficiencies of dredging assets. Our practice of retrofitting our vessels has allowed us to cost-effectively improve the useful life of our fleet. In addition, many of our vessels which are stationed abroad are U.S. flagged which allows them to be redeployed to the domestic market providing us with ample flexibility as we manage our global resources.

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Capitalize on adjacent market opportunities in our domestic markets. We are focused on leveraging our operational and technical capabilities to further develop our domestic dredging service offering into inland dredging, environmental dredging and further expansion into the Gulf region. In addition, we see significant opportunities in the U.S. levee system repair and maintenance market; these levees are critical in protecting highly populated cities and regions across the country.

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Expand our presence in foreign markets. In international markets, we target opportunities that are well suited for our equipment and where we can be competitive and profitable. Although we have experience operating in many regions of the world, we are currently focused on opportunities in the Middle East and Brazil. We believe that both of these regions offer significant growth potential and we have dedicated personnel to expand our reach within each market.

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Pursue growth opportunities in the commercial and industrial demolition market. We see potential for further integration of our dredging and demolition businesses and continually evaluate bridge, dock, off-shore platform and other marine service related demolition opportunities. We recently expanded our geographic reach beyond New England with our first bridge demolition project in Louisiana. We have identified other upcoming projects which our management team is currently evaluating and we plan to actively pursue additional projects where we believe we can profitably expand our service offering.